EXHIBIT 99.4(a) Form of Individual Flexible Premium Variable Accumulation
                Annuity Contract

                                                       [LOGO OF PACIFIC MUTUAL]
                                                       LIFE INSURANCE COMPANY
                                                       700 Newport Center Drive
                                                       Newport Beach,  CA  92660
PACIFIC PORTFOLIOS
================================================================================

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

 .  Investment Experience Reflected in Benefits

 .  Variable and Fixed Accumulation Before Annuity Date; Variable and Fixed
   Annuity Payments Thereafter

 .  Death Benefit Proceeds Payable Before Annuity Date

 .  Participating


Please read your contract carefully. This is a legal contract between you, the Owner, and us, Pacific Mutual Life Insurance Company, a mutual company.

We agree to pay the benefits of this Contract according to its provisions.

The consideration for this Contract is the application for it, (copy or confirmation is attached) and our receipt of the Purchase Payment(s).

Contract loan amount is less than 100% of contract value.

Benefits and values under this Contract may be on a variable basis. Amounts directed into one or more of the Variable Investment Options will reflect the investment experience of those investment options. These amounts may increase or decrease, and are not guaranteed as to a dollar amount. The details of the variable provisions begin on page 13.

Right to Cancel - You may return this Contract within 10 days after you receive it. To do so, mail it to us at our Service Center or to the agent who sold it to you. This Contract will then be deemed void from the beginning. No withdrawal fee will be imposed, and we will refund your Contract Value, including any fees and/or any charges for premium taxes and/or other taxes that were deducted from that Contract Value.


 Signed at our Home Office, 700 Newport Center Drive,
          Newport Beach, California 92660.

/s/ Thomas C. Sutton                                /s/ Audrey L. Milfs

Chairman and Chief Executive Officer                Secretary



         INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

                               TABLE OF CONTENTS

      CONTRACT SPECIFICATIONS............................   3
      DEFINITIONS........................................   4
      GENERAL PROVISIONS.................................   7
      PURCHASE PAYMENTS..................................   9
        Purchase Payment Allocation......................   9
        Minimum Investment Option Value..................   9
      THE FIXED OPTION...................................  10
      GUARANTEED INTEREST OPTIONS........................  11
        Market Value Adjustments.........................  11
      VARIABLE INVESTMENT OPTIONS........................  13
        Separate Account.................................  13
      CONTRACT VALUE.....................................  14
        Fixed Option Value...............................  14
        GIO Value........................................  14
        Variable Account Value...........................  14
        Loan Account Value...............................  15
      CHARGES, FEES AND DEDUCTIONS.......................  16
        Administrative Fee...............................  16
        Annual Fee.......................................  16
        Mortality and Expense Risk Charge................  16
        Premium Taxes....................................  16
        Transfer Fee.....................................  16
        Withdrawal Fee...................................  16
        Withdrawal Charge................................  16
      TRANSFERS..........................................  18
      WITHDRAWALS........................................  18
        Amount Available for Withdrawal..................  18
        Special Restrictions - Fixed Option..............  19
        Special Restrictions - GIOs......................  19
      CONTRACT LOANS.....................................  19
      DEATH BENEFIT......................................  20
        Death of Annuitant...............................  20
        Death of Owner...................................  20
        Death of Owner Distribution Rules................  21
        Interest on Death Benefit Proceeds...............  22
      BENEFICIARY........................................  22
        Adding or Changing Your Beneficiary..............  22
      ANNUITY BENEFITS...................................  23
        Choice of Annuity Date...........................  23
        Application of Contract Value....................  23
        Your Selections..................................  23
        Fixed and Variable Annuities.....................  23
        Annuity Options..................................  24
        Default Annuity Date and Options.................  24
        Amount of Payments...............................  25
        Fixed Annuity Payments...........................  25
        Variable Annuity Payments........................  25
        Periodic Payments................................  26
        Misstatement of Age or Sex.......................  26
      ANNUITY OPTION TABLES..............................  27

                            CONTRACT SPECIFICATIONS


Service Center:      Send Forms and written requests to:     Send Payments to:
                     Pacific Mutual Life Insurance Company   Pacific Mutual Life Insurance Company
                     P.O. Box 7187                           P.O. Box 100060
                     Pasadena, California 91109-7187         Pasadena, California 91189-0060

Toll-free number: 1-800-722-2333 (between 6:00 a.m. and 5:00 p.m., Pacific time)

Please use our toll-free number to present inquiries or obtain information about your coverage and for us to provide assistance in resolving complaints.


Basic Contract -

Investment Options:
     Variable Investment Options:
          Money Market             Multi-Strategy
          High Yield Bond          Equity
          Managed Bond             Bond and Income
          Government Securities    Equity Index
          Aggressive Equity        International
          Growth LT                Emerging Markets
          Equity Income
     Fixed Option
     Guaranteed Interest Options with the following Guarantee Terms:
          Three-Year
          Six-Year
          Ten-Year


Administrative Charge:               0.15%
Mortality and Expense Risk Charge:   1.25%
Annual Fee:                          $40 if Net Contract Value is less
                                     than $50,000
Withdrawal Charge:  Age of Premium
                    in contract years  Charge Percent
                            1               7%
                            2               7%
                            3               6%
                            4               5%
                            5               3%
                            6               1%
                            7 and over      0%


Contract Number:                                Contract Date:
Owner(s):


Annuitant(s):                                                 Age     Sex


Initial Purchase Payment:                       Annuity Start Date:

                                  DEFINITIONS

PM, WE, OUR and US - Pacific Mutual Life Insurance Company.

YOU and YOUR - The person or persons named as Owner(s) in the Contract Specifications. If there are Joint Owners, you and your means both Joint Owners.

ACCOUNT VALUE - The amount of your Contract Value allocated to any one of the Investment Options.

AGE - The Owner's or Annuitant's age, as applicable, at his or her last birthday.

ANNUITANT - The person you name on whose life annuity payments may be determined. An Annuitant's life may also be used to determine certain increases in death benefits, and to determine the Annuity Date. If you designate Joint Annuitants or a Contingent Annuitant, unless otherwise stated, "Annuitant" means the sole surviving Annuitant. If your Contract is a Non-Qualified Contract, you cannot change the Annuitant or change or add a Joint Annuitant. If your Contract is a Qualified Contract, you may add a Joint Annuitant on the Annuity Date.

ANNUITY DATE ("ANNUITY START DATE") - The date shown in the Contract Specifications, or the date you later elect, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.

ANNUITY OPTIONS - Income options available for a series of payments after your Annuity Date.

BENEFICIARY - The person you name who may receive any death benefit proceeds payable on the death of the Annuitant or any Owner prior to the Annuity Date; or any remaining annuity benefits payable on the death of the Annuitant after the Annuity Date. If no Beneficiary is named or the Beneficiary does not survive the Annuitant, and the Annuitant dies, then the Owner's estate will have the rights of the Beneficiary. If you are not the Annuitant and you die before the Annuitant, and before the Annuity Date, any death benefit proceeds will be payable to the surviving Joint Owner, if any; otherwise to the surviving Contingent Owner, if any; otherwise, to the Beneficiary, if living; otherwise, to the Owner's estate.

BUSINESS DAY - Any day on which the value of an amount invested in a Subaccount is determined. If any transaction or event under this Contract is scheduled to occur on a day that does not exist in a given calendar period, or on a day that is not a Business Day, such transaction or event will be deemed to occur on the next following Business Day, unless otherwise stated.

CODE - The Internal Revenue Code of 1986, as amended.

CONTINGENT ANNUITANT - The person, if any, you select who may become the Annuitant if the Annuitant dies before your Annuity Date. You may add or change your Contingent Annuitant prior to the Annuity Date provided the existing Contingent Annuitant is not the sole surviving Annuitant. Any Contingent Annuitant you name must not have attained age 86 as of your Contract Date or, if you add or change a Contingent Annuitant, as of the date of the addition or change.

CONTINGENT OWNER - The person, if any, you select who may succeed to your rights as Owner of this Contract if all named Contract Owners die.

CONTRACT ANNIVERSARY - The same date, in each subsequent year, as your Contract Date.

CONTRACT DATE - The date we issue your Contract, as shown in the Contract Specifications. Contract Years, Contract Semiannual Periods, Contract Quarters and Contract Months are measured from this date.

CONTRACT DEBT - As of the end of any Business Day, the principal amount you have outstanding on any loan under this Contract, plus any accrued and unpaid interest.

CONTRACT VALUE - As of the end of any Business Day, your Variable Account Value, plus your Fixed Option Value, your Guaranteed Interest Option Value, and any Loan Account Value.

FIXED OPTION - Amounts allocated under your Contract to the Fixed Option are held in our General Account and receive interest at rates declared periodically (the "Guaranteed Interest Rate"), but not less than an annual rate of 3%.

FIXED OPTION VALUE - The aggregate amount of your Contract Value allocated to the Fixed Option.

GENERAL ACCOUNT - Our General Account consists of all assets of PM, other than those assets allocated to Separate Account A or to any of our other separate accounts.

GUARANTEED INTEREST RATE - The interest rate guaranteed at the time of allocation (or rollover) for the Guarantee Term on amounts allocated to the Fixed Option or a Guaranteed Interest Option. All Guaranteed Interest Rates are expressed as annual rates, and interest is accrued daily. This rate will not be less than an annual rate of 3%.

GUARANTEED INTEREST OPTION ("GIO") - If you allocate all or part of your Purchase Payments or Contract Value to one or more GIOs, such amounts are subject to a particular Guaranteed Interest Rate for the Guarantee Term selected for each GIO. GIO amounts are held in our General Account and are subject to a Market Value Adjustment if converted to an annuity, withdrawn or transferred prior to the end of the Guarantee Term. Each new allocation will receive the Guaranteed Interest Rate then applicable to new allocations for the selected Guarantee Term.

GUARANTEE TERM - The period during which the amount you allocate to the Fixed Option or to a GIO earns a specified Guaranteed Interest Rate.

GIO VALUE - The aggregate amount of your Contract Value allocated to all GIOs.

GIO TERM VALUE - The aggregate amount under your Contract allocated to all GIOs that have the same length Guarantee Term. The GIO Term Value is based on the original Guarantee Term, not the time remaining in the Guarantee Term. We use the GIO Term Value to determine the order in which GIOs will be accessed when you make a withdrawal or transfer.

INVESTMENT OPTION - A Variable Account, Fixed Option, or GIO offered under the Contract.

LOAN ACCOUNT VALUE - The amount, including any interest accrued, held in the Loan Account to secure any Contract Debt.

MARKET VALUE ADJUSTMENT ("MVA") - The adjustment made to any amount you convert to an annuity, withdraw or transfer from a GIO prior to the end of its Guarantee Term. This adjustment reflects the impact of changes in applicable interest rates between the time the Purchase Payment(s) and/or Contract Value is allocated to a specific GIO and the time of that conversion, withdrawal or transfer.

NET CONTRACT VALUE - Your Contract Value less any Contract Debt.

NON-NATURAL OWNER - A corporation or other entity which is a non-natural person, unless the entity demonstrates to our satisfaction, or we otherwise determine in our sole discretion, that the Contract should be treated for purposes of Code
Section 72(s), as owned by an individual (natural) person.

NON-QUALIFIED CONTRACT - A Contract other than a Qualified Contract.

OWNER - The person(s) who has (have) all rights under this Contract. If your Contract names Joint Owners, Owner means both Joint Owners. Any named Owner must not have attained age 86 as of your Contract Date. If your Contract allows you to change or add Owners after the Contract is issued, any newly-named or added Owners, including Joint and/or Contingent Owners, must be under the age of 86 at the time of change or addition.

PURCHASE PAYMENT (PREMIUM PAYMENT) - An amount paid to us by or on behalf of an Owner as consideration for the benefits provided under this Contract.

QUALIFIED CONTRACT - A Contract that qualifies under the Code as an individual retirement annuity ("IRA"), or a Contract purchased under a Qualified Plan that qualifies for special tax treatment under the Code.

QUALIFIED PLAN - A retirement plan that receives favorable tax treatment under
Section 401, 403, 408, or 457 of the Code.

SEC - Securities and Exchange Commission.

SEPARATE ACCOUNT/SEPARATE ACCOUNT A - A Separate Account of PM registered as a unit investment trust under the Investment Company Act of 1940.

SERVICE CENTER - PM's mailing address shown in the Contract Specifications. We will notify you of any change in our mailing address.

SUBACCOUNT - An investment division of the Separate Account. Each Subaccount, (a "Variable Investment Option" or "Variable Account") invests its assets in a separate series or class of shares of a designated investment company.

SUBACCOUNT ANNUITY UNIT (ANNUITY UNITS) - Annuity Units are used to measure variation in variable annuity payments. The amount of each variable annuity payment (after the first payment) will vary with the value and number of your Annuity Units in each Subaccount.

SUBACCOUNT UNIT - Subaccount Units are used to measure your Contract Value in that Subaccount.

UNIT VALUE - The value of a Subaccount Unit ("Subaccount Unit Value") or Subaccount Annuity Unit ("Subaccount Annuity Unit Value"). The Unit Value of any Subaccount is subject to change on any Business Day. The fluctuations in value reflect the investment results, and also reflect the daily deductions for the mortality and expense risk charge and administrative fee. Changes in Subaccount Annuity Unit Values also reflect an additional adjustment factor that corrects for an assumed investment return of 5%. The Unit Value of a Subaccount Unit and of a Subaccount Annuity Unit on any Business Day is measured at or about 4:00 p.m. Eastern Time on each Business Day.

VARIABLE ACCOUNT (A "VARIABLE INVESTMENT OPTION") - A Subaccount of the Separate Account or any separate account of PM, which is available under your Contract in which assets of PM are segregated from assets in its General Account and other separate accounts.

VARIABLE ACCOUNT VALUE - The aggregate amount of your Contract Value allocated to the Variable Accounts.

                               GENERAL PROVISIONS

REPORTS TO OWNERS - At least once per year, we will send you a report that will show your Contract Value, any Purchase Payments received, loan repayments, transfers, withdrawals, applicable withdrawal charges and/or other charges and/or fees incurred since the last report, and any other information that may be required.

PAYMENTS, INSTRUCTIONS AND REQUESTS - Unless this Contract provides otherwise, all Purchase Payments, loan repayments, instructions and requests must be received in proper form at our Service Center at its mailing address. (See DEFINITIONS - SERVICE CENTER). Any subsequent Purchase Payments, loan repayments and requests for loans, transfers or withdrawals we receive in proper form on any Business Day usually will be processed the same Business Day unless the transaction or event is scheduled to occur on another day.

Generally, all other instructions and requests normally will be effective as of the end of the day next following the Business Day we receive them in proper form, unless the event is scheduled to occur on another day. We may require that you provide signature guarantees or other safeguards for any instruction, request or other document you may send to our Service Center. You acknowledge and agree that we will not be liable for any loss, liability, cost or expense of any kind or character for acting on instructions or requests submitted to us that we reasonably believe to be genuine, provided we follow our procedures.

ENTIRE CONTRACT - This document, the attached application or confirmation thereof, any subsequent applications to change this Contract or confirmation thereof, and any riders and endorsements, constitute the entire Contract, and supersede any and all prior agreements, whether oral or written, about the terms of this Contract and the application. All statements made in the application are representations and not warranties.

CONTRACT MODIFICATIONS - Modifications to this Contract or any waiver of our rights or requirements under this Contract can only be made if in writing by an authorized officer of PM. This Contract is intended to qualify as an annuity contract for Federal income tax purposes. To that end, the provisions of this Contract are to be interpreted and administered to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend this Contract and/or our administrative procedures without consent (except for the states of Michigan, Pennsylvania, South Carolina and Washington) to reflect any clarifications that may be needed or are appropriate to maintain its tax qualification or to conform this Contract to any applicable changes in the tax qualification requirements.

BASIS OF VALUES - A detailed statement showing how values are determined has been filed with the state insurance departments. All values and reserves are at least equal to those required by the laws of the state in which this Contract is issued.

CLAIMS OF CREDITORS - Your Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent permitted by law.

REMOVAL OF BENEFICIARY OR CONTINGENT ANNUITANT - You may remove a Beneficiary (other than an irrevocable Beneficiary) or a Contingent Annuitant from this Contract by providing proper instructions to our Service Center.

OWNERSHIP - This Contract belongs to the Owner. The Owner is entitled to exercise all rights available to the Owner under this Contract. If this Contract is jointly owned, both Owners must join in any request to exercise these rights. The Owner may exercise these rights under this Contract without the consent of the Beneficiary (other than any irrevocable Beneficiary) or any other person, except as otherwise required by law.

ASSIGNMENT - You may assign all rights and benefits under this Contract before the Annuity Date. We are not bound by any assignment until we have received written notice satisfactory to us and we record the assignment. We are not responsible for the validity of any assignment. If the Contract has been absolutely assigned, the assignee becomes the Owner. You should consult with your tax adviser before taking any action.

DELAY OF PAYMENTS - Generally, payments, transfers, or exchanges will be made within seven days from receipt of the payment and/or request in a form satisfactory to us. Payment of your withdrawal proceeds or transfers or exchanges to or from a Variable Account may be delayed after receipt of your withdrawal, transfer, or exchange request under certain circumstances. These include:

     . a closing of the New York Stock Exchange other than on a regular holiday or weekend;
     .  a trading restriction by the SEC; or
     .  an emergency declared by the SEC.

We may delay payments or transfers from our General Account (which would include payment of your withdrawal proceeds and transfers from the Fixed Option or any GIO, loans, fixed annuity payments, and lump sum death benefit payments unless state law requires otherwise) for up to six months after the requested effective date of the transaction. Any amount delayed will, so long as it is held under the Fixed Option or in any of the GIOs, continue to earn interest at the Guaranteed Interest Rate(s) then in effect until the applicable Guaranteed Term in effect has ended, and not less than 3% on an annual basis thereafter. If you make any Purchase Payment by check, other than a cashier's check, we may delay making payments to you until your check has cleared.

INCONTESTABILITY - We will not contest this Contract.

PROOF OF LIFE OR DEATH - Before we make a payment, we have the right to require proof of the life or death of any person on whose life or death determines whether, to whom, or how much we must pay any benefits under this Contract.

DIVIDENDS - The current dividend scale is zero and we do not expect dividends to become payable. However, at the end of each Contract Year, we will determine your dividend, if any; you may choose to have it paid in cash or added to your Contract Value. If you do not make a choice, we will add it to your Contract Value. We will allocate any dividend added to your Contract Value in accordance with your most recent allocation instructions, unless you instruct us otherwise. You should consult with your tax adviser before making any election.

WITHHOLDING TAXES - We reserve the right to withhold from all payments made or deemed made under this Contract, any taxes required to be withheld by applicable Federal or State law, unless the Owner or payee elects otherwise pursuant to applicable withholding rules.

                               PURCHASE PAYMENTS

PURCHASE PAYMENTS - This Contract will not be in force until we receive the initial Purchase Payment. Your initial Purchase Payment is shown in the Contract Specifications.

You may make additional Purchase Payments at any time before the Annuity Date, while the Annuitant is living and this Contract is in force. Each additional Purchase Payment must be at least $250 for Non-Qualified Contracts and $50 for Qualified Contracts. We may limit the amount of any single Purchase Payment. You must obtain our consent before making a Purchase Payment that will bring your aggregate Purchase Payments over $500,000.

Purchase Payments are payable in U.S. dollars either at our Service Center or through our agent. Checks should be made payable to Pacific Mutual Life Insurance Company. If you make Purchase Payments by check other than a cashier's check, your withdrawal proceeds and any refund under your Right to Cancel may be delayed until your check has cleared. On request a receipt for the Purchase Payment signed by an officer of PM will be provided after payment.

PURCHASE PAYMENT ALLOCATION - Prior to your Annuity Date, you may allocate all or part of your Purchase Payments to one or more of the Investment Options available to you. The Investment Options available to you on the Contract Date are shown on your Contract Specifications page.

You may change your allocation by sending us proper instructions (see GENERAL
PROVISIONS: INSTRUCTIONS AND REQUESTS). We will allocate any Purchase Payment according to your most recent allocation instructions. We may reject any instruction or Purchase Payment that does not comply with our requirements.

ALLOCATIONS DURING THE RIGHT TO CANCEL PERIOD - We will allocate your initial Purchase Payment in accordance with your most recent allocation instructions. However, if we are required by state or Federal law to refund all Purchase Payments according to the Right to Cancel provision, we will allocate the portion of your initial Purchase Payment designated for Variable Investment Options to the Money Market Portfolio, and the portions of your initial Purchase Payment designated for the Fixed Option or the GIOs to those respective options. Any subsequent Purchase Payments that are received before the end of the Right to Cancel Period will be allocated in the same manner as the initial Purchase Payment. Fifteen days after the Contract Date, we will transfer the Account Value in the Money Market Portfolio to your Variable Investment Options in accordance with your most recent allocation instructions.

MINIMUM INVESTMENT OPTION VALUE - We reserve the right to require that, as a result of any allocation to an Investment Option, any transfer, or any partial withdrawal, your remaining Account Value in any Investment Option must meet a minimum Account Value amount. We also reserve the right to transfer any remaining Account Value that does not meet such minimum amount to your other Investment Options on a prorata basis relative to your most recent allocation instructions for those Investment Options.

                                THE FIXED OPTION

We credit interest at the Guaranteed Interest Rate(s) during each Guarantee Term on the amount of Purchase Payments and/or Contract Value that you allocate or transfer to, or roll over in, the Fixed Option, as described below.

Account Values under the Fixed Option are held in our General Account. Subject to applicable law, we have sole discretion over the investment of our General Account assets.

We will credit your Contract with a Guaranteed Interest Rate for a Guarantee Term of up to one year on that portion of your Purchase Payment and/or Contract Value allocated to the Fixed Option, while the Annuitant is living and this Contract is in force, and prior to the Annuity Date. We will credit the Guaranteed Interest Rate in effect on the Business Day that the allocation and/or transfer is effective for an initial Guarantee Term that ends at the end of that Contract Year.

At the end of an initial Guarantee Term and each succeeding Guarantee Term, we will roll over your Fixed Option Value attributed to that Guarantee Term to a new Guarantee Term of one year, unless you instruct us otherwise. We will credit the Guaranteed Interest Rate in effect at the time of the roll over on the amount of the Fixed Option Value rolled over until the end of such Guarantee Term.

We will stop crediting interest on that portion of your Fixed Option Value you withdraw, transfer (including transfers to the Loan Account), or convert to an Annuity Option, including any: fees for withdrawals or transfers; withdrawal charges; annual fee; and charges for premium taxes and/or other taxes. We do so as of the end of the Business Day any such transaction is effective.

                          GUARANTEED INTEREST OPTIONS

For each GIO you elect, we will credit interest at a specified Guaranteed Interest Rate during each Guarantee Term on the amount of Purchase Payments and/or Contract Value you allocate or transfer to, or roll over in, the GIO, as described below. Each allocation to a GIO must be at least $500.

Account Values under the GIOs are held in our General Account. Subject to applicable law, we have sole discretion over the investment of our General Account assets.

Account Values in the GIOs are not available for transfer to the Loan Account as collateral for Contract loans.

Each GIO has a specified Guarantee Term. The Guarantee Terms available on the Contract Date are shown on the Contract Specifications page. When you allocate any portion of your Purchase Payment(s) and/or Contract Value to one or more of these options, we will credit interest at the Guaranteed Interest Rate then in effect on the Business Day that the allocation and/or transfer is effective. That rate will apply for the Guarantee Term you choose, while the Annuitant is living and this Contract is in force, and prior to the Annuity Date.

At the end of the Guarantee Term for each GIO, unless you instruct us otherwise, we will roll over the Account Value of such GIO into a new GIO with the same length Guarantee Term and at the then applicable Guaranteed Interest Rate. However, if the last day of this new Guarantee Term would occur after your Annuity Date, we will substitute the longest offered Guarantee Term that ends prior to your Annuity Date. If there is no Guarantee Term that ends prior to your Annuity Date, we will roll over the Account Value of that GIO into the Fixed Option at its then current Guaranteed Interest Rate for new allocations.

During the first thirty (30) days of that new Guarantee Term, you may instruct us to allocate all or a portion of your Account Value that was rolled over, to a new GIO with a different Guarantee Term, and/or to any Variable Account or Fixed Option, or withdraw or convert to an Annuity Option. We will effect such transaction as of the day we receive your request. On such transactions during this thirty (30) day period, we will waive any MVAs and/or transfer fees. Any other applicable charges and/or withdrawal fees will apply. Any subsequent change to such instructions will be subject to the provisions of the WITHDRAWALS and TRANSFERS sections of this Contract.

We will stop crediting interest on that portion of your GIO Value you withdraw, transfer, or convert to an Annuity Option, including any: fees for withdrawals and/or transfers, withdrawal charge, annual fee, MVA, and charge for premium taxes and/or other taxes. We do so as of the end of the Business Day any such transaction is effective.

MARKET VALUE ADJUSTMENT (MVA) - Any amounts transferred or withdrawn from any GIO, including any amounts withdrawn to convert to an Annuity Option, prior to the completion of its Guarantee Term, except as cited above, will first be adjusted by subtracting an MVA. The MVA is separately determined for each GIO and may be positive or negative. Each MVA is equal to:

     W x [(J - I) x (N/12)] where:

     (W) is the amount to be converted, withdrawn, or transferred from the GIO;

     (J) is the Guaranteed Interest Rate that would apply, as of the date of the conversion, withdrawal or transfer, to a newly-issued GIO with a Guarantee Term equal to the number of years remaining in the Guarantee Term of the GIO from which the conversion, withdrawal or transfer is to be made, plus 0.25% (For this purpose, the "years remaining" will be rounded up to the next higher number of whole years. If a Guaranteed Interest Rate is required for a Guarantee Term not currently offered, the Guaranteed Interest Rate will be based on linear interpolation between the Guaranteed Interest Rates for the currently offered Guarantee Terms, if possible. Otherwise, we will determine a substitute Guaranteed Interest Rate that will be no less favorable to you than the then most recent U.S. Treasury Yield for a maturity closest to the "years remaining", plus 1.0%);

     (I) is the Guaranteed Interest Rate applicable to the GIO; and
     (N) is the number of complete months remaining in the Guarantee Term.

Each MVA will never exceed, in the positive or negative direction, the excess interest earned on the GIO from which the withdrawal, transfer or conversion to any Annuity Option is to be made. For this purpose, excess interest is defined as the dollar amount of interest earned during the current Guarantee Term in excess of 3% per annum.

The MVA is applied prior to the deduction of any applicable fees for withdrawals and/or transfers, withdrawal charge, fees, or charge for premium taxes and/or other taxes.

We will not apply the MVA to amounts withdrawn to pay any:

     .  annual fees, transaction fees;
     .  death benefits; or
     . withdrawals (full or partial) after the first Contract Anniversary, if the Annuitant has been diagnosed with a medically determinable condition that results in a life expectancy of twelve (12) months or less, subject to medical evidence satisfactory to us.

                          VARIABLE INVESTMENT OPTIONS

The Variable Investment Options consist of Subaccounts of the Separate Account. The available Subaccounts as of the Contract Date are shown in the Contract Specifications.

SEPARATE ACCOUNT - We established and maintain the Separate Account under the laws of California. Any income, gains or losses (whether or not realized) from the assets of each Variable Account are credited or charged against such Variable Account without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this Contract and other variable annuity contracts. Assets may be put in our Separate Account for other purposes, but not to support contracts other than variable annuity contracts. The assets of our Separate Account are our property. The portion of the Separate Account assets equal to the reserves and other Contract liabilities with respect to each Variable Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a separate account in excess of the reserves and other liabilities with respect to its Variable Account to another separate account or to our General Account. All obligations arising under the Contract are our general corporate obligations. We do not hold ourselves out to be trustees of the Separate Account assets.

We reserve the right, subject to compliance with the law then in effect, and after any required regulatory approval, to:

     .  cease offering any Subaccount;
     . add or change designated investment companies or their portfolios, or other investment vehicles;
     . add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account or any Variable Account;
     . permit conversion or exchanges between portfolios and/or classes of contracts on the basis of Owners' requests;
     .  add, remove or combine Variable Accounts;
     . combine the assets of any Variable Account with any other Separate Account of PM or of any of its affiliates;
     . register or deregister Separate Account A or any Variable Account under the Investment Company Act of 1940 (the "1940 Act");
     . operate any Variable Account as a managed investment company under the 1940 Act, or any other form permitted by law;
     . run any Variable Account under the direction of a committee, board, or other group;
     . restrict or eliminate any voting rights of Owners with respect to any Variable Account or other persons who have voting rights as to any Variable Account;
     . make any changes required by the 1940 Act or other federal securities laws;
     . make any changes necessary to maintain the status of the Contracts as annuities under the Code;
     . make other changes required under federal or state law relating to annuities;
     . suspend or discontinue sale of the Contracts; and . comply with law.

If any of these changes result in a material change in the underlying investments of a Variable Account, we will notify you of such change.

We will not change the investment policy of the Separate Account without following the filing and other procedures of the Insurance Commissioner in the State of California nor without following the filing and other procedures established by insurance regulators of the state of issue. Unless required by law or regulation, an investment policy may not be changed without our consent.

From time to time we may make other Investment Options available to you. Any new Investment Option may invest in portfolios of the designated investment company, other designated investment companies or their portfolios, or in other investment vehicles. New Investment Options will be made available to existing Owners at our discretion. We will provide you with written notice of all material details, including investment objectives and charges. We will comply with the filing or other procedures established by applicable state insurance regulators, to the extent required by applicable law.

                                 CONTRACT VALUE

Your Contract Value on any Business Day is the sum of:

     .  your Fixed Option Value on that day;
     .  plus your GIO Value on that day;
     .  plus your Variable Account Value on that day;
     .  plus your Loan Account Value on that day.

We generally determine values at or about 4:00 p.m., Eastern time, on each day that the New York Stock Exchange is open, provided our administrative offices are also open on that day.

FIXED OPTION VALUE - Your Fixed Option Value on any Business Day is your Fixed Option Value on the prior Business Day increased by any additions to your Fixed Option on that day as a result of any:

     .  interest;
     . Purchase Payments received by us and allocated to the Fixed Option; . transfers to the Fixed Option, including transfers from the Loan
        Account; and

decreased by any deductions from the Fixed Option on that day as a result of any:

     .  transfers, including transfers to the Loan Account;
     .  withdrawals, including any withdrawal charges;
     .  amounts converted to an Annuity Option;
     .  charge for premium taxes and/or other taxes;
     . fees for withdrawals and/or transfers; and . annual fee.

GIO VALUE - Your GIO Value on any Business Day is your GIO Value as of the prior Business Day, increased by any additions to your GIOs on that day as a result of any:

     .  interest;
     . Purchase Payments received by us and allocated to a new GIO; and . transfers allocated to a new GIO;

and decreased by any deductions from your GIOs on that day as a result of any:

     .  transfers from your GIOs;
     .  withdrawals and withdrawal charges from your GIOs;
     .  amounts converted to an Annuity Option;
     .  MVAs;
     .  charge for premium taxes and/or other taxes;
     . fees for withdrawals and/or transfers; and . annual fee.

For more detailed information see GUARANTEED INTEREST OPTIONS.

VARIABLE ACCOUNT VALUE - Your Variable Account Value on any Business Day is the sum of your Subaccount Values on that day.

Subaccount Value - Each Subaccount Value on any Business Day is the number of Subaccount Units in that Subaccount that are credited to your Contract on that day multiplied by the Unit Value of the Subaccount on that day.

We credit your Contract with Subaccount Units for a Subaccount as a result of any portion of your Purchase Payments received by us and allocated to that Subaccount; and any transfers of your Contract Value to that Subaccount, including transfers from the Loan Account.

We debit your Contract with Subaccount Units for a Subaccount as a result of any deductions from the Subaccount, including those caused by any:

     .  withdrawals;
     .  transfers (including transfers to the Loan Account);
     .  amounts converted to an Annuity Option;
     .  fees for transfers and/or withdrawals;
     .  withdrawal charges;
     . charge for premium taxes and/or other taxes; and . annual fee.

The number of Subaccount Units we debit or credit to your Contract in connection with a transaction is equal to the amount of the transaction applicable to that Subaccount divided by that Subaccount's Unit Value on that day. The number of your Subaccount Units in a Subaccount will change only if we debit or credit Subaccount Units for the transactions above. The number of Subaccount Units will not change because of subsequent changes in the Subaccount Unit Value.

Subaccount Unit Value - The initial Unit Value of each Subaccount was $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Unit Value for each Subaccount is equal to (Y) times (Z) where:

   (Y) is the Unit Value for that Subaccount as of the end of the prior Business Day; and

   (Z) is the Net Investment Factor for that Subaccount for the period (a "valuation period") between the prior Business Day and that Business Day.

Net Investment Factor - Each Subaccount's Net Investment Factor for any valuation period is equal to ( A / B ) - C where:

  (A) is the net result of:
     (a) the net asset value per share of the corresponding Portfolio shares held by the Subaccount as of the end of that valuation period;
     (b) plus the per share amount of any dividend or capital gain distributions made during that valuation period on the Portfolio shares held by the Subaccount;
     (c) plus or minus any per share charge or credit for any income taxes, other taxes, or amounts set aside during that valuation period as a reserve for any income and/or any other taxes for which we determine to have resulted from the operations of the Subaccount or Contract, and/or any taxes attributable, directly or indirectly, to Purchase Payments;

  (B) is the net asset value per share of the Portfolio shares held by the Subaccount as of the end of the prior valuation period; and

  (C) is a factor that we assess against the Subaccount's net assets held by each Subaccount for the mortality and expense risk charge and the administrative fee during that valuation period.

LOAN ACCOUNT VALUE - For those Qualified Contracts that permit loans, your Loan Account Value as of the end of any Business Day is your Loan Account Value on the prior Business Day, increased by any:

     .  interest; and
     .  Contract Value loaned on that day;

and decreased by any:

     . loan principal repaid on that day; and . earned interest transferred from the Loan Account on that day.

                          CHARGES, FEES AND DEDUCTIONS

ADMINISTRATIVE FEE - We charge an administrative fee against assets held in your Variable Investment Option(s). This fee is assessed daily at the annual rate which is shown in the Contract Specifications. This fee is guaranteed not to increase.

ANNUAL FEE - We charge an annual fee which is shown in the Contract Specifications on each Contract Anniversary prior to your Annuity Date against your Contract Value, and at the time you make a full withdrawal, if your Net Contract Value is less than $50,000 on that date. This fee is guaranteed not to increase.

We will deduct the annual fee, if any, from each Investment Option on a prorata basis relative to your Account Value in each Investment Option. Any annual fee we deduct from a Subaccount will reduce the number of Subaccount Units credited to your Contract.

No annual fee is charged when you annuitize or on payment of any death benefit proceeds.

MORTALITY AND EXPENSE RISK CHARGE ("RISK CHARGE") - We impose a Risk Charge against assets held in your Variable Investment Option(s). This charge is assessed daily at the annual rate which is shown in the Contract Specifications. The Risk Charge compensates us for the risks we assume that mortality and expenses will vary from those we assumed. This charge is guaranteed not to increase.

PREMIUM TAXES - From your Contract Value, we will deduct a charge for any taxes we pay that are attributable to Purchase Payments or withdrawals. Such taxes may include, but are not limited to: any federal, state or local premium taxes; and any federal, state or local income, excise, business or any other type of tax (or component thereof), measured by or based upon, directly or indirectly, the amount of Purchase Payments we receive from you. We will normally deduct this charge when you annuitize, however, we may impose this charge: on any withdrawal; at the time any death benefit is paid; when the taxes are incurred; or when we pay the taxes. We may base this charge on: the Contract Value; the amount of the transaction; the aggregate amount of Purchase Payments we receive under your Contract; or any other amount that, in our sole discretion, we deem appropriate.

Other Taxes - We reserve the right to charge the Separate Account and/or deduct from your Contract Value a charge for any federal, state or local taxes we pay that are or become attributable to the Separate Account or Contract, including, but not limited to, income taxes attributable to our operation of the Separate Account or to our operations with respect to the Contract, or taxes attributable, directly or indirectly, to Purchase Payments or payments we make under this Contract.

TRANSFER FEE - We reserve the right to impose a transfer fee of $15 on each transfer made in excess of fifteen transfers in any Contract Year. For this purpose, we will treat each transfer request as a single transfer, regardless of the number of Investment Options from which or to which portions of Account Values are transferred. We will deduct any transfer fee we impose from your Contract Value on a prorata basis relative to your Account Value in each Investment Option immediately after the transfer.

WITHDRAWAL FEE - We reserve the right to impose a withdrawal fee of $15 on each partial withdrawal made in excess of fifteen withdrawals in any Contract Year. We will deduct from your Contract Value, on a prorata basis relative to your Account Value in each Investment Option immediately after the withdrawal, any such fee we impose on a partial withdrawal. For this purpose, we will treat each withdrawal request as a single withdrawal, regardless of the number of Investment Options or Guarantee Terms from which portions of Account Values are withdrawn.

CONTINGENT DEFERRED SALES CHARGE ("WITHDRAWAL CHARGE") - Purchase Payments are subject to a withdrawal charge which is shown in the Contract Specifications. This charge may apply to amounts you withdraw under your Contract prior to your Annuity Date, depending on the length of time each Purchase Payment has been allocated to your Contract and on the amount you withdraw. We will not apply the withdrawal charge on:

     . death benefit proceeds, except as provided under the DEATH OF OWNER provisions for certain non-natural Owners;
     .  Contract Values converted to an Annuity Option;
     . withdrawals by Contract Owners to meet the minimum distribution rules for Qualified Contracts as they apply to amounts held under the Contract; or
     . withdrawals (full or partial), after the first Contract Anniversary, if the Annuitant has been diagnosed with a medically determinable condition that results in a life expectancy of twelve (12) months or less, subject to medical evidence satisfactory to us.

Amount of Withdrawal Charge - The amount of a withdrawal charge depends on how long your Purchase Payments are held under this Contract. Each Purchase Payment you make is considered to have a certain "age," depending on the length of time since that Purchase Payment was effective. A Purchase Payment is "age one" from the day it was effective until your next Contract Anniversary and increases in "age" on that and each succeeding Contract Anniversary. When you withdraw an amount, the "age" of any Purchase Payment(s) you withdraw determines the level(s) of withdrawal charge as shown in the Contract Specifications. We calculate your withdrawal charge by assuming that your Earnings are withdrawn first, followed by amounts attributed to Purchase Payments with the "oldest" Purchase Payment withdrawn first. The withdrawal charge will be deducted proportionately from each Investment Option selected for withdrawal.

Free Withdrawals - During a Contract Year, you may withdraw free of withdrawal charge amounts up to the sum of your Earnings plus your "Eligible Purchase Payments". Eligible Purchase Payments include 10% of all remaining Purchase Payments at the beginning of a Contract Year that have an "age" of less than seven years, plus 10% of any Purchase Payments received by us during that Contract Year, plus 100% of all remaining Purchase Payments that have an age of seven years or more.

Earnings - FOR THE PURPOSE OF CALCULATING THE WITHDRAWAL CHARGE, as of the end of any Business Day, your Earnings equal your Contract Value less your aggregate Purchase Payments which are reduced by withdrawals of prior Purchase Payments.

                                   TRANSFERS

You may make transfers under this Contract subject to certain restrictions (see TRANSFER AND WITHDRAWAL RESTRICTIONS) and any applicable fees (see CHARGES, FEES AND DEDUCTIONS).

By providing a proper transfer request (see GENERAL PROVISIONS - PAYMENTS, INSTRUCTIONS AND REQUESTS), you may request transfer of part or all of your Contract Value, less Loan Account Value, in any Investment Option among other Investment Options while your Annuitant is living and prior to the Annuity Date. Transfers from the GIOs are subject to a Market Value Adjustment (see GUARANTEED INTEREST OPTIONS). Transfer requests to a GIO will be applied as an allocation to a new GIO, subject to any minimum allocation requirements.

If your transfer causes your remaining Account Value in any Investment Option immediately after such transfer to be less than any minimum amount we may establish, we may transfer such remaining Account Value to your other Investment Options on a prorata basis relative to your most recent allocation instructions. We may reject any transfer request. We also reserve the right to limit the size of transfers, to limit the number and frequency of transfers, to restrict transfers, and to suspend the right to transfer.

Transfers between Investment Options will normally be effective as of the end of the Business Day on which we receive a proper transfer request. If your Contract was issued in a state that requires a refund of premium, no transfers will be allowed until 15 days after your Contract Date.



                                  WITHDRAWALS

You may, on or prior to your Annuity Date, withdraw all or a portion of the amount available under your Contract, while the Annuitant is living and your Contract is in force; however, no partial withdrawals are allowed within 30 days of your Contract Date. If you make a full withdrawal, we require return of your Contract or a signed Lost Contract Affidavit with your proper request. You may choose to withdraw from any specific Investment Option(s), or from all Investment Options proportionately. If you do not specify, we will make the withdrawal from your Investment Options on a prorata basis relative to your Account Value in each. Each partial withdrawal must be for $500 or more. Withdrawals from the Fixed Option and the GIOs are subject to certain additional restrictions described below.

If your partial withdrawal causes your Net Contract Value to be less than $1,000 immediately after the withdrawal, we may terminate your Contract and send you the withdrawal proceeds. If your partial withdrawal causes your Account Value remaining in any Investment Option to be less than any minimum amount we may establish, we reserve the right to transfer such remaining Account Value to your other Investment Options on a prorata basis relative to your most recent allocation instructions.

AMOUNT AVAILABLE FOR WITHDRAWAL - The amount available for withdrawal is your Net Contract Value as of the end of the Business Day on which your withdrawal request is effective, less any:

     .  annual fee;
     .  withdrawal fee;
     .  withdrawal charge;
     .  MVA; and
     .  charge for premium taxes and/or other taxes.

The amount we send to you (your "withdrawal proceeds") will also reflect any required or requested federal and/or state income tax withholding.

If you make a full withdrawal, this Contract will end; we will have no further obligations under this Contract.

                      TRANSFER AND WITHDRAWAL RESTRICTIONS

SPECIAL RESTRICTIONS ON WITHDRAWALS OR TRANSFERS FROM THE FIXED OPTION - After the first Contract Anniversary, you may, within thirty (30) days from your Contract Anniversary, withdraw or transfer up to one-third (33-1/3%) of your Fixed Option Value. In consecutive Contract Years, however, you may withdraw or transfer one-third of your Fixed Option Value at the beginning of the first year, one-half (50%) of your remaining Fixed Option Value at the beginning of the second year, and up to the entire amount (100%) of your remaining Fixed Option Value at the beginning of the third year.

SPECIAL RESTRICTIONS ON WITHDRAWALS AND TRANSFERS FROM THE GIOS - You may make unlimited transfers or withdrawals from your GIOs during any Contract Year, except that we reserve the right to impose a transaction fee as described in CHARGES, FEES AND DEDUCTIONS. However, each transfer and/or withdrawal from any GIO is subject to a Market Value Adjustment if such transaction occurs prior to the end of that GIOs respective Guarantee Term, unless such transfer or withdrawal is made within the thirty (30) days following the end of the Guarantee Term (see GUARANTEED INTEREST OPTIONS ). You may specify a Guarantee Term from which your withdrawal or transfer is to occur. We will deduct such withdrawal or transfer first from the oldest GIO within that GIO Term Value and then from the next oldest GIO in succeeding order, as needed. If you do not specify a Guarantee Term, we will deduct the amount of the withdrawal or transfer from your Contract Value in proportion to your GIO Term Values, beginning with the oldest GIO within each GIO Term Value.



                                 CONTRACT LOANS

If your Contract is issued under a Qualified Plan under Code Section 401 or 403 and your Qualified Plan permits, you may request a loan of a portion of your Contract Value after your first Contract Year and before your Annuity Date. If your Contract is a Non-Qualified Contract, or if your Qualified Plan does not permit loans, loans under this Contract will not be available to you.

                                 DEATH BENEFIT

A death benefit may be payable on proof of the death of the Annuitant or any Owner before the Annuity Date, while this Contract is in force.

The proceeds of any death benefit payable will be payable upon receipt, in proper form, of proof of death and instruction regarding payment of death benefit proceeds. Such proceeds will equal the amount of the death benefit reduced by any charges for premium taxes and/or other taxes and any Contract Debt. These proceeds will be payable in a lump sum, as an Annuity Option under this Contract or towards the purchase of any annuity option we then offer, or in accordance with the Code (see DEATH OF OWNER DISTRIBUTION RULES). Any such Annuity Option is subject to all restrictions and requirements as are other annuities offered under this Contract.

DEATH BENEFIT AMOUNT - The Death Benefit Amount as of any Business Day prior to your Annuity Date is equal to the greater of: (a) your Contract Value as of that day; or (b) your aggregate Purchase Payments reduced by (i) an amount for each withdrawal that has occurred, which is calculated by multiplying the aggregate Purchase Payments received prior to each withdrawal by the ratio of the amount of the withdrawal, including any withdrawal charge, to your Contract Value immediately prior to the withdrawal; and (ii) any applicable charges, fees, and/or MVAs deductions on or before that day.

GUARANTEED MINIMUM DEATH BENEFIT ("GMDB") AMOUNT - The GMDB Amount will be calculated only when a death benefit becomes payable as a result of the death of the sole Annuitant, and is determined as follows: First, we calculate what the Death Benefit Amount would have been as of your sixth Contract Anniversary and each subsequent Contract Anniversary that occurs while the Annuitant is living and before the Annuitant reaches his or her 76th birthday (each of these Contract Anniversaries is a "Milestone Date"). We then adjust the Death Benefit Amount for each Milestone Date by: (i) adding the aggregate amount of any Purchase Payments received by us since that Milestone Date; (ii) subtracting an amount for each withdrawal that has occurred since that Milestone date, which is calculated by multiplying the Death Benefit Amount by the ratio of the amount of each withdrawal that has occurred since that Milestone Date, including any withdrawal charge, to the Contract Value immediately prior to the withdrawal; and (iii) subtracting the aggregate amount of any previous charges, fees, MVAs, and/or taxes, since that Milestone Date.

The highest of these adjusted Death Benefit Amounts as of the Notice Date is your GMDB Amount. The "Notice Date" is the day on which we receive, in proper form, proof of death and instructions satisfactory to us regarding payment of death benefit proceeds.

DEATH OF ANNUITANT - If the Annuitant dies on or before your sixth Contract Anniversary (your first Milestone Date), or dies after your first Milestone Date and had reached his or her 76th birthday on or prior to your first Milestone Date, the death benefit will be equal to your Death Benefit Amount as of the Notice Date.

If the Annuitant dies after your first Milestone Date and had not yet reached his or her 76th birthday as of your first Milestone Date, the death benefit will be equal to the greater of the Death Benefit Amount or the GMDB Amount as of the Notice Date. If an Annuitant dies before the Annuity Date, unless there is a surviving Joint or Contingent Annuitant, we will pay the death benefit proceeds to the Beneficiary, if living; otherwise to the Owner or the Owner's estate. If an Annuitant dies and there is a surviving Joint Annuitant, the surviving Joint Annuitant becomes the Annuitant. If there is no surviving Joint Annuitant and there is a Contingent Annuitant, the Contingent Annuitant becomes the Annuitant. Death benefit proceeds are payable only for the death of the sole surviving Annuitant prior to the Annuity Date. If you are the Annuitant and you die, we will determine the amount of any death benefit and the Beneficiary under the Death of Annuitant provisions; and, if your Contract is a Non-Qualified Contract, we will distribute any death benefit proceeds under the Death of Owner Distribution Rules.

DEATH OF OWNER - If you are not the Annuitant, and you die before the Annuitant, the amount of the death benefit will be equal to your Contract Value as of the Notice Date.

If you die while the Annuitant is living and prior to the Annuity Date, we will pay the death benefit proceeds to the surviving Joint Owner, if any. If there is no surviving Joint Owner and there is a Contingent Owner, we will pay the death benefit proceeds to the surviving Contingent Owner, if any. If there is no surviving Contingent Owner, the death benefit proceeds will be paid to the Beneficiary, if living; otherwise to the Owner's estate. If you are not also the Annuitant, then, in the event the deaths of the Owner and Annuitant are under circumstances where it cannot be determined who died first, the Death Benefit will be calculated under the DEATH OF ANNUITANT provision of this Contract and payment will be made in accordance with the DEATH OF OWNER provisions of this Contract.

If you are a non-natural Owner of a Contract other than a Contract issued under a Qualified Plan as defined in Section 401 or 403 of the Code, the Primary Annuitant will be treated as the Owner of the Contract for purposes of the DEATH OF OWNER DISTRIBUTION RULES. If there is a change in the Primary Annuitant prior to the Annuity Date, such change will be treated as the death of the Owner. The amount of the death benefit will be (a) the Contract Value if the non-natural Owner elects to maintain the Contract and reinvest the Contract Value into the Contract in the same amount as immediately prior to the distribution, or (b) the Contract Value less any annual fee, withdrawal fee, withdrawal charge, charge for premium taxes and/or other taxes, and MVAs if the non-natural Owner elects a cash distribution. The amount of the death benefit will be determined as of the Business Day we receive, in proper form, the request to change the Primary Annuitant and instructions regarding maintaining the Contract or cash distribution.

If both you and the Annuitant(s) are non-natural persons, no death benefit will be payable, and any distribution will be treated as a withdrawal and subject to any applicable annual fee, withdrawal fee, withdrawal charge, charge for premium taxes and/or other taxes, and MVAs.

DEATH OF OWNER DISTRIBUTION RULES - The following rules will determine when a distribution must be made under this Contract. These rules do not affect our determination of the amount of benefit payable or distribution proceeds. If there is more than one Owner, these rules apply on the date on which the first of these Joint Owners dies.

If the Owner dies before the Annuity Date, the beneficiary (as that term applies with respect to an Owner's death) must receive:
     .  a lump sum payment; or
     . elect to receive an annuity for life or over a period that does not exceed the life expectancy of the beneficiary with annuity payments that start within one year after the Owner's death.

Unless otherwise required by law, an election to receive an annuity (in lieu of a lump sum payment) must be made within such time-frames as we may prescribe from time to time, or the lump sum option will be deemed elected and we will consider that deemed election as receipt of instruction regarding payment of death benefit proceeds.

If the spouse of the deceased Owner is the sole surviving Beneficiary, or is the sole surviving Joint or Contingent Owner, and has an unrestricted right to receive all death benefit proceeds in one lump sum, the spouse may continue this Contract as Owner rather than receive the death benefit proceeds, provided that we receive instructions to continue the Contract within such time-frames as we may prescribe from time to time.

If the Owner dies on or after the Annuity Date, but payments have not yet been completed, then distributions of the remaining amounts payable under this Contract must be made at least as rapidly as the rate that was being used at the date of the Owner's death.

If the Owner is a Non-natural Owner, the rules set forth in these DEATH OF OWNER DISTRIBUTION RULES apply in the event of the death or change of the Primary Annuitant. Primary Annuitant means the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

This Contract incorporates all provisions of Code Section 72(s) and any successor provision, as deemed necessary by us to qualify this Contract as an annuity, including the requirement that if the owner dies before the Annuity Date, any death benefit proceeds under this Contract shall be distributed within five years of the owner's death (or such other period that we offer and that is permitted under the Code or such shorter period as we may require).

These DEATH OF OWNER DISTRIBUTION RULES do not apply to Qualified Contracts issued under Qualified Plans as defined in Section 401, 403 or 408 of the Code or to an annuity that is a qualified funding asset as defined in Code Section 130(d) (but without regard to whether there is a qualified assignment).

INTEREST ON DEATH BENEFIT PROCEEDS - If payment of death benefit proceeds is unduly delayed after the Notice Date, we will pay interest on the proceeds. Interest will be paid at a rate of not less than 3% per year from the Notice Date until the proceeds are paid or applied under an Annuity Option. If the law in the state in which the Contract is issued requires payment of a greater amount, we will pay that amount.

                                  BENEFICIARY

Your Beneficiary is the person you name who may receive any death benefit proceeds, or any remaining annuity payments after the Annuity Date, under your Contract if the Annuitant or Owner dies. If you leave no surviving Beneficiary, your estate may receive the death benefit proceeds under your Contract.

If the Beneficiary is a trustee, we will neither be responsible for verifying a trustee's right to receive any death benefit proceeds payable, nor for how the trustee disposes of any death benefit proceeds. If before payment of any death benefit proceeds, we receive proper notice that the trust has been revoked or is not in effect, then any death benefit proceeds payable will be paid to the Owner's estate.

ADDING OR CHANGING YOUR BENEFICIARY - You may add, change, or remove any Beneficiary, other than an irrevocable Beneficiary, subject to the terms of any assignment, at any time prior to the death of the Annuitant or Owner, as applicable, by sending us a request in proper form. However, if you have named an irrevocable Beneficiary, you may not add any new Beneficiary, or remove or change the irrevocable Beneficiary, without obtaining his or her written consent in a form acceptable to us. You may remove any non-irrevocable Beneficiary without obtaining the consent of the irrevocable Beneficiary. Qualified Contracts may have additional restrictions on naming and changing Beneficiaries. Any change or addition will take effect only when we receive all necessary documents and record the change or addition.

                                ANNUITY BENEFITS

CHOICE OF ANNUITY DATE - Your Annuity Date is shown in the Contract Specifications. If you did not select an Annuity Date in your application for this Contract, we assigned an Annuity Date based on the type of this Contract and the Annuitant's Age (see DEFAULT ANNUITY DATE AND OPTIONS).

You may change your Annuity Date by providing proper notice to us at least ten
(10) Business Days prior to your current Annuity Date or new Annuity Date, whichever is earlier. Your Annuity Date may not be earlier than your first Contract Anniversary and must occur on or before the day the younger Annuitant reaches his or her 95/th/ birthday, or earlier as required by state law or the Code. You may be subject to additional restrictions under your Qualified Plan. You should consult with your Qualified Plan administrator before you elect your Annuity Date.

If you change your Annuity Date and that date is before the end of the Guarantee Term for an existing GIO, that GIO may be subject to an MVA on the new Annuity Date (see GUARANTEED INTEREST OPTIONS - MARKET VALUE ADJUSTMENTS (MVAS)).

APPLICATION OF CONTRACT VALUE - Prior to the Annuity Date, you may elect to convert all or part of your Net Contract Value, less any applicable MVA, and any charge for premium taxes and/or other taxes, to any currently offered Annuity Option. You may also elect a full withdrawal (subject to the terms of the withdrawal provisions) in lieu of annuity payments under an Annuity Option. Before we make any full withdrawal, we require return of this Contract (or a signed Lost Contract Affidavit) to us. The aggregate net amount you convert must be at least $10,000; otherwise, we reserve the right to pay a single amount equal to your withdrawal proceeds (see AMOUNT AVAILABLE FOR WITHDRAWALS).

If you convert only a portion of your Net Contract Value on your Annuity Date, you may, at that time, elect not to have the remainder of your Net Contract Value distributed, but instead to continue your Contract with that remaining Contract Value. This option may or may not be available, or may be available only for certain types of Contracts. If this option is available and you elect it, you would choose a second Annuity Date for such Contract Value; all references in this Contract to your Annuity Start Date (or Annuity Date) would, with regard to such Contract Value, be deemed to refer to that second Annuity Date. You should call your tax adviser for more information if you desire this option.

YOUR SELECTIONS - Prior to the Annuity Date, you may make three selections about the annuity payments. First, you may choose whether you want those payments to be a fixed-dollar amount or a variable-dollar amount, or both. Second, you may choose the form of annuity payments (Annuity Option). Third, you may choose to have annuity payments made monthly, quarterly, semiannually, or annually.

The first annuity payment on the Annuity Date will be sent on the day following the Annuity Date and must be at least $250. We may reduce your payment frequency if the first annuity payment is less than $250. If you elect annuity payments for a Period Certain Only, we also reserve the right to reduce the Period Certain to meet the $250 minimum first payment. After the Annuity Date, you may not change the Annuity Option, or surrender the Contract for payment of amounts converted into a variable annuity and/or fixed annuity.

FIXED AND VARIABLE ANNUITIES - You may choose a fixed annuity (with fixed-dollar payments), a variable annuity (with variable-dollar payments), or you may choose a combination of both. If you select a variable annuity, you may choose any Subaccounts for your annuity. If you select a variable annuity, on your Annuity Date, we will transfer that portion of your Net Contract Value that you indicate to the Subaccount(s) you choose. We will apply the net amount you convert to a fixed annuity and/or a variable annuity (and in this instance, to each Subaccount), based on your relative Account Value in each Investment Option on the Annuity Date. Any net amount you convert to a fixed annuity will be held in our General Account (but not under the Fixed Option or GIOs).

Each periodic payment under the fixed annuity will be equal to the amount of your first fixed annuity payment (unless you elect a joint and survivor life annuity with reduced survivor payments). The amount of each variable annuity periodic payment will vary with the investment results of the Subaccount(s) you select. After the Annuity Date, you may exchange the Annuity Units in any Subaccount(s) for Annuity Units in any other Subaccount(s) up to four times in any twelve month period. We reserve the right to limit the Subaccounts available, to change the number and frequency of exchanges, and to change the number of Subaccounts you may choose.

In choosing an Annuity Option, you must submit your Option request to us in proper form.

ANNUITY OPTIONS - The following forms of annuity payments are available under this Contract. Additional options may become available in the future:

Option 1:   Life Only. Periodic payments are made to the designated payee during the Annuitant's lifetime.  Payments stop when the Annuitant dies.

Option 2:   Life with Period Certain. Periodic payments are made to the designated payee during the Annuitant's lifetime, with payments guaranteed for a specified period. You may choose to have payments guaranteed from 5 through 30 years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we pay the Beneficiary the remainder of the guaranteed payments.

Option 3:   Joint and Survivor Life. Periodic payments are made during the lifetime of the Primary Annuitant. After the death of the Primary
            Annuitant, periodic payments are based on the life of the secondary
            Annuitant named in the election if and so long as such secondary
            Annuitant lives. Payments made based on the life of the secondary
            Annuitant may be in installments equal to 50%, 66-2/3% or 100% (as specified in the election) of the original payment amount payable during the lifetime of the Primary Annuitant. If you elect a reduced payment based on the life of the secondary Annuitant, fixed annuity payments will be equal to 50% or 66-2/3% of the original fixed payment payable during the lifetime of the Primary Annuitant;
            variable annuity payments will be determined using 50% or 66-2/3%, as applicable, of the number of Annuity Units for each Subaccount credited to the Contract. Payments stop when both Annuitants have died.

Option 4:   Period Certain Only. Periodic payments are made over a specified period. You may choose to have payments continue from 5 through 30 years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we pay to the Beneficiary the remainder of the guaranteed payments.

DEFAULT ANNUITY DATE AND OPTIONS - If you did not choose an Annuity Date when you submitted your application for this Contract, your Annuity Date is the Annuitant's 95/th/ birthday. If there are Joint Annuitants, the Annuity Date will be based on the younger Annuitant's birthday, unless otherwise required by law.

If you do not elect an Annuity Option, your Net Contract Value, less any applicable MVA, and any charge for premium taxes and/or other taxes, when converted, will, subject to our minimum requirements, be converted as follows:

     . the net amount from your Fixed Option Value and your GIO Value will be converted to a fixed annuity and held in our General Account, and
     . the net amount from your Variable Account Value will be applied to a variable annuity and applied to the Subaccounts in proportion to your Account Value in each Subaccount on the Annuity Date.

If this is a Non-Qualified Contract, or a Qualified Contract and you are not married, your Annuity Option will be Life with 10 Year Period Certain. If this is a Qualified Contract and you are married, your Annuity Option will be Joint and Survivor Life, with survivor payments of 50%, and your spouse will automatically be named as the secondary Annuitant. If you do not elect your frequency of payments, we will make payments based on our most frequent schedule that results in an initial annuity payment of at least $250.

AMOUNT OF PAYMENTS - The first annuity payment amount depends on the form of annuity, the payment frequency you select, and whether you select a fixed annuity and/or a variable annuity. If you do not choose the Period Certain Only Option, the amount will depend on the Age of the Annuitant(s), the Annuity Date, and the sex of the Annuitant(s), unless unisex factors apply.

FIXED ANNUITY PAYMENTS - The minimum guaranteed income purchased per $1,000 of the net amount applied to a fixed annuity is based on an annual interest rate of 3% and the 1983a Mortality Table with the ages set back ten (10) years.

CONVERSION TO CURRENT RATES - The annuity payments made will be based on the greater of:

     . our current income factors in effect for this Contract on your Annuity Date; or
     .  our guaranteed income factors.

The dollar amount of any payments after the first annuity payment is specified during the annuity payment period according to the provisions of your elected Annuity Option.

VARIABLE ANNUITY PAYMENTS - Your Subaccount Annuity Units. For each Subaccount, we divide the amount of the initial variable annuity payment from each Subaccount by the Annuity Unit Value for that Subaccount (the "Annuity Unit Value") on the Annuity Date, to obtain the number of Annuity Units for that Subaccount. The number of your Annuity Units in each Subaccount will not change unless exchanges of Annuity Units are made (or if the Joint and Survivor Annuity option is elected and the Primary Annuitant dies first), but the Annuity Unit Value of those Annuity Units will vary.

Your Subsequent Variable Payments. The amount of each subsequent variable annuity payment will be the sum of the amounts payable based on your Annuity Units in each Subaccount. To determine the amount payable for each Subaccount, we multiply the number of your Annuity Units in that Subaccount by their Annuity Unit Value on the day in each payment period that corresponds to the Annuity Date.

Annuity Unit Value - The initial Annuity Unit Value for each Subaccount was arbitrarily set at $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Annuity Unit Value for each Subaccount is equal to (A x B) x C where:

  (A) is the Subaccount's Annuity Unit Value for that Subaccount as of the end of the prior Business Day;

  (B) is the Net Investment Factor for that Subaccount for that valuation period; and

  (C) is an interest factor to offset the effect of the assumed interest rate of 5% per year, which is built into the Annuity Option Tables.

We generally calculate the Annuity Unit Value of each Subaccount at or about 4:00 p.m., Eastern time, on each day the New York Stock Exchange is open, provided our administrative offices are also open that day.

We guarantee that the amount of each subsequent annuity payment will not be affected by variations in our expenses or in mortality experience.

PERIODIC PAYMENTS - The first payment under these Options will be determined on the Annuity Date and will be made on the day following the Annuity Date. For a Designated Beneficiary entitled to a death benefit due to the death of the Annuitant, the first payment will be made on the first day of the calendar month, or earlier at our option, next following the day we receive due proof of the Annuitant's death and instructions regarding payment, (called the "Payment Start Date"), and such other documentation as we may require. Subsequent payments will be determined on the day in each payment period that corresponds to the Payment Start Date and will be made on the following day.

MISSTATEMENT OF AGE OR SEX - We may require proof of the Annuitant's Age and sex before starting annuity payments. If the Age or sex (or both) of the Annuitant are incorrectly stated in this Contract, we will correct the amount payable to equal the amount that the Net Contract Value, less any MVA and any charge for premium taxes and/or other taxes, under this Contract would have purchased for the Annuitant's correct Age and sex, if applicable. If we make the correction after annuity payments have started, and we have made overpayments, we will deduct the amount of the overpayment, with interest at 3% per year, from any payments due then or later. If we have made underpayments, we will add the amount, with interest at 3% a year, of the underpayments to the next payment we make after we receive proof of the correct sex and/or date of birth.

                             ANNUITY OPTION TABLES

For the fixed annuity option and the initial variable annuity benefit, the Tables below illustrate the minimum guaranteed monthly income purchased per $1,000 of the net amount applied. The actuarial basis for the fixed annuity option Tables is the 1983a Annuity Mortality Table with the ages set back ten
(10) years with interest at an annual rate of 3%. The Tables also illustrate the minimum rates for the first monthly variable annuity payment per $1,000 of the net amount applied to the variable annuity payment option. The rates for variable annuity payments are based on interest at the annual rate of 5% and the 1983a Annuity Mortality Table with the ages set back ten (10) years. Subsequent payments may be higher or lower than the first payment, based on the investment performance of the Subaccount(s) you elect and whether you exchange Subaccount Annuity Units.

These Tables provide for sex-distinct and unisex payment income factors for life payment options. For some Qualified Plans and in some states, the use of sex-distinct income factors are prohibited. For those Qualified Plans and in those states, we use blended unisex income factors for life payment options, whether the Annuitant is male or female.

We will provide rates for any payment frequency, interest rate, age or sex, combinations thereof, and/or payout percentage or any annuity option, if applicable, that we offer if they are not shown in the Tables that follow.

OPTIONS 1 AND 2 - SINGLE LIFE ANNUITIES WITH GUARANTEED PAYMENTS FOR:


                                                   FIXED ANNUITY RATES
---------------------------------------------------------------------------------------------------------
                        MALE AT 3%                     FEMALE AT 3%                    UNISEX AT 3%
                  -----------------------         ----------------------          -----------------------
   AGE             NONE   10 YR.   20 YR.          NONE   10 YR.   20 YR.          NONE   10 YR.   20 YR.
----------        -----   ------   ------         -----   ------   ------         -----   ------   ------
    30             3.04    3.03     3.03           2.93    2.93     2.93           2.99    2.98     2.98
    35             3.14    3.14     3.13           3.02    3.02     3.01           3.08    3.08     3.07
    40             3.28    3.27     3.26           3.13    3.12     3.12           3.20    3.20     3.19
    45             3.44    3.44     3.41           3.26    3.26     3.24           3.35    3.35     3.33
    50             3.66    3.64     3.60           3.42    3.42     3.40           3.54    3.54     3.50
    55             3.93    3.90     3.82           3.63    3.63     3.59           3.78    3.77     3.71
    60             4.27    4.22     4.08           3.90    3.89     3.82           4.09    4.06     3.96
    65             4.70    4.62     4.39           4.25    4.22     4.11           4.48    4.43     4.25
    70             5.28    5.14     4.71           4.72    4.66     4.44           5.00    4.90     4.58
    75             6.10    5.81     5.02           5.35    5.22     4.79           5.73    5.52     4.92
    80             7.23    6.61     5.27           6.25    5.96     5.12           6.74    6.30     5.20
    85             8.82    7.49     5.42           7.56    6.89     5.35           8.18    7.20     5.39
    90            11.06    8.33     5.49           9.53    7.89     5.47          10.28    8.12     5.48
    95            14.16    8.97     5.51          12.48    8.74     5.50          13.30    8.86     5.51

                                                    VARIABLE ANNUITY RATES
-------------------------------------------------------------------------------------------------------
                        MALE AT 5%                      FEMALE AT 5%                   UNISEX AT 5%
                  -----------------------         -----------------------        ----------------------
                   NONE    10YR.    20YR.          NONE    10YR.   20YR.         NONE     10YR.   20YR.
                  -----    -----    -----         -----    -----   -----         -----    -----   -----
    30             4.38    4.37      4.36          4.29    4.29     4.29          4.34     4.33    4.33
    35             4.46    4.46      4.44          4.36    4.35     4.35          4.41     4.41    4.40
    40             4.57    4.56      4.54          4.44    4.44     4.42          4.51     4.50    4.49
    45             4.71    4.70      4.67          4.55    4.54     4.52          4.63     4.62    4.60
    50             4.91    4.89      4.82          4.69    4.68     4.65          4.80     4.78    4.74
    55             5.16    5.12      5.02          4.87    4.86     4.81          5.02     4.99    4.92
    60             5.48    5.41      5.24          5.12    5.09     5.01          5.30     5.26    5.13
    65             5.89    5.79      5.51          5.44    5.40     5.26          5.67     5.60    5.39
    70             6.46    6.28      5.80          5.89    5.80     5.55          6.18     6.05    5.68
    75             7.27    6.91      6.08          6.51    6.34     5.87          6.89     6.64    5.98
    80             8.41    7.68      6.29          7.39    7.05     6.16          7.90     7.38    6.23
    85            10.02    8.52      6.43          8.72    7.93     6.37          9.36     8.24    6.40
    90            12.29    9.30      6.49         10.71    8.88     6.47         11.49     9.10    6.48
    95            15.42    9.90      6.51         13.70    9.68     6.50         14.55     9.80    6.51

                    OPTION 3 - JOINT AND 50% SURVIVOR LIFE

                              PRIMARY ANNUITANT
                                   MALE AGE

                  60                   65                    70                    75                  80                  85
            ----------------    -----------------    -----------------    -----------------    -----------------    ----------------
              3%       5%         3%        5%         3%        5%         3%        5%         3%        5%         3%       5%
            FIXED   VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED   VARIABLE
            -----   --------    -----    --------    -----    --------    -----    --------    -----    --------    -----   --------
       60    3.91      5.12       4.13      5.34      4.39      5.60        4.69      5.92       5.02      6.30      5.38    6.73
FEMALE 65    3.99      5.19       4.25      5.43      4.54      5.73        4.88      6.09       5.26      6.51      5.67    6.98
AGE    70    4.06      5.25       4.36      5.53      4.70      5.87        5.10      6.27       5.55      6.75      6.03    7.29
       75    4.12      5.31       4.46      5.62      4.85      6.00        5.32      6.47       5.86      7.03      6.45    7.66
       80    4.17      5.36       4.54      5.70      4.98      6.13        5.54      6.67       6.18      7.33      6.91    8.08
       85    4.21      5.40       4.60      5.77      5.09      6.24        5.72      6.86       6.49      7.63      7.40    8.54


                               PRIMARY ANNUITANT
                                  UNISEX AGE

                  60                   65                    70                    75                  80                  85
            ----------------    -----------------    -----------------    -----------------    -----------------    ----------------
              3%       5%         3%        5%         3%        5%         3%        5%         3%        5%         3%       5%
            FIXED   VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED   VARIABLE
            -----   --------    -----    --------    -----    --------    -----    --------    -----    --------    -----   --------
       60  3.84      5.05       4.07     5.27        4.34     5.54        4.65        5.86     5.00        6.24     5.39        6.69
UNISEX 65  3.90      5.10       4.17     5.35        4.47     5.65        4.83        6.01     5.23        6.44     5.68        6.94
  AGE  70  3.96      5.15       4.25     5.43        4.60     5.76        5.02        6.17     5.49        6.66     6.03        7.24
       75  4.00      5.19       4.32     5.49        4.72     5.87        5.20        6.34     5.76        6.91     6.41        7.58
       80  4.03      5.23       4.38     5.55        4.81     5.96        5.36        6.49     6.02        7.15     6.81        7.96
       85  4.05      5.25       4.42     5.59        4.88     6.04        5.49        6.62     6.25        7.38     7.20        8.33

                        OPTION 4 - PERIOD CERTAIN ONLY

                  MONTHLY                       MONTHLY                    MONTHLY                       MONTHLY
                  INCOME                         INCOME                     INCOME                        INCOME
             -----------------            -----------------            ----------------             -----------------
              3%          5%               3%          5%               3%          5%               3%          5%
  YEARS      FIXED    VARIABLE    YEARS   FIXED    VARIABLE    YEARS   FIXED    VARIABLE    YEARS   FIXED    VARIABLE
----------   -----    --------    -----   -----    --------    -----   -----    --------    -----   -----    --------
     5       17.91       18.74       12    8.24        9.16       19    5.73        6.71       26    4.59        5.65
     6       15.14       15.99       13    7.71        8.64       20    5.51        6.51       27    4.47        5.54
     7       13.16       14.02       14    7.26        8.20       21    5.32        6.33       28    4.37        5.45
     8       11.68       12.56       15    6.87        7.82       22    5.15        6.17       29    4.27        5.36
     9       10.53       11.42       16    6.53        7.49       23    4.99        6.02       30    4.18        5.28
    10        9.61       10.51       17    6.23        7.20       24    4.84        5.88
    11        8.86        9.77       18    5.96        6.94       25    4.71        5.76